Exhibit 10.31
CONTRIBUTION AND ASSET TRANSFER AGREEMENT
     This CONTRIBUTION AND ASSET TRANSFER AGREEMENT (“Agreement”) is made and entered into this 11th day of May, 2000 by and between IntercontinentalExchange, LLC, a Delaware limited liability company (“ICEX”), Continental Power Exchange, Inc., a Delaware corporation (“CPEX”), and Jeffrey C. Sprecher (“Sprecher”).
R E C I T A L S
     WHEREAS, CPEX owns and operates an electronic trading platform;
     WHEREAS, ICEX desires to acquire and CPEX desires to contribute to ICEX all of CPEX’s right, title and interest in and to the Transferred Assets (as defined herein), constituting all of the assets of CPEX, including but not limited to the software, operational know-how and intellectual property related to the operation of the CPEX Business except as set forth herein;
     WHEREAS, ICEX desires, in exchange for the asset transfer described below, to issue specified interests in ICEX to CPEX on the terms and subject to the conditions contained in this Agreement, and to assume certain of the liabilities of CPEX, as described in Section 1.3 hereof;
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth herein, the parties agree as follows:
ARTICLE I.
CONTRIBUTION AND TRANSFER OF ASSETS; ISSUANCE OF INTEREST
     1.1. Transfer of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing, (i) CPEX shall contribute, sell, transfer, convey and assign to ICEX and (ii) ICEX shall purchase and accept from CPEX, all of CPEX’s right, title and interest in and to the Transferred Assets as the same shall exist on the Closing Date, free and clear of any and all Encumbrances, except for Encumbrances that are disclosed in Section 3.1(d) of CPEX’s Disclosure Schedule as Encumbrances that will not be extinguished on or before the Closing (the “Transfer”). As of the Closing Date, the value of the Transferred Assets is equal to the principal amount of the Sprecher Loans (as defined below).
     1.2. Acknowledgment of Consideration. ICEX and CPEX acknowledge and agree that the entry by CPEX into this Agreement and its performance of its obligations hereunder is a material inducement to ICEX to enter into the LLC

Agreement with CPEX and to issue to CPEX the Interest, subject to the terms and conditions contained therein.
     1.3. Assumption of Certain Liabilities; Disclaimer of All Other Liabilities.
     (a) ICEX hereby assumes (x) CPEX’s obligations under all loans made by Sprecher to CPEX (the “Sprecher Loans”) and shall discharge such Sprecher Loans in the manner set forth on Exhibit 1 in accordance with the instructions set forth on Exhibit 2, (y) CPEX’s obligations under that certain Promissory Note, dated October 24, 1997, by CPEX in favor of InterCoast Energy Company and shall discharge such obligations as set forth in Section 2(b) of the Termination Agreement and (z) CPEX’s obligations under the (I) GS Interim Facility Agreement and GS Interim Note and (II) the MS Interim Facility Agreement and the MS Interim Note, and shall discharge such obligations in the manner set forth on Exhibit 3 in accordance with the instructions set forth on Exhibit 4. The obligations of CPEX under (x) the Sprecher Loans, (y) said Promissory Note and (z) the GS Interim Facility Agreement, MS Interim Facility Agreement and GS Interim Note and MS Interim Note are collectively referred to herein as the “Assumed Obligations”.
     (b) ICEX does not assume or agree to pay, discharge or perform any Liabilities of CPEX other than the Assumed Obligations, and CPEX shall retain, and agrees to pay, discharge and perform, as and when due, any and all of its Liabilities.
ARTICLE II.
TRANSFER; OBLIGATION TO DELIVER CERTAIN DOCUMENTS
     2.1. Transfer. Concurrently with the execution of this Agreement, the parties shall take the following actions:
     (a) CPEX shall deliver, or cause to be delivered, to ICEX such deeds, bills of sale, assignments, affidavits, instruments of conveyance, and other instruments and certificates, and all books and records, as are necessary or reasonably requested by ICEX to consummate and record the transfer of all of the Transferred Assets to ICEX as contemplated by this Agreement. All Transferred Assets shall be deemed delivered at the locations where they are located or exist and are used in the CPEX Business immediately upon the execution hereof; and
     (b) ICEX shall duly reflect in its books and records the ownership by CPEX of the Interest as of the date hereof.
     2.2. Obligation of Parties to Deliver Certain Documents. Concurrently with the execution of this Agreement CPEX shall deliver to ICEX the following documents:

     (a) a favorable written opinion from counsel to CPEX, dated the date hereof in the form attached as Annex A;
     (b) a copy of the resolutions of the shareholders of CPEX approving the entry into this Agreement by CPEX, the performance of CPEX’s obligations hereunder and its taking part in the transactions contemplated hereby;
     (c) copies of the Invention Assignment and Confidentiality Agreements executed and delivered by all employees of CPEX and all persons retained as “independent contractors” of CPEX; and
     (d) such other certificates, opinions and documents as ICEX shall reasonably request.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF CPEX
     3.1. The disclosure schedule delivered by CPEX to ICEX prior to execution of this Agreement (“CPEX’s Disclosure Schedule”) is appended to this Agreement as Exhibit 3.1. CPEX’s Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subparagraphs contained in this Section 3.1, and the disclosures in any section of CPEX’s Disclosure Schedule shall qualify any other section in this Article III only to the extent that the section of CPEX’s Disclosure Schedule corresponding to such other section clearly cross-references such qualifying section of CPEX’s Disclosure Schedule.
     CPEX and Sprecher, as the controlling shareholder of CPEX, hereby jointly and severally represent and warrant to ICEX as of the Closing Date as follows:
     (a) Organization and Qualification of CPEX. CPEX has been duly organized, and is validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct the CPEX Business and to own and operate the Transferred Assets. CPEX is duly qualified to do business as a foreign corporation in and is in good standing under the laws of the State of Georgia and is qualified to do business in and is in good standing under the laws of all other jurisdictions where the activities conducted by it or the nature of the assets or properties owned or leased by it make such qualification necessary and the absence of such qualification has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
     (b) Authorization of Agreement. CPEX has all requisite power and authority needed to execute, deliver and perform this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by CPEX of this Agreement and the consummation by it of the transactions contemplated on its part hereby have been duly authorized by all necessary proceedings. This

Agreement has been duly and validly executed and delivered by CPEX and constitutes a valid and binding agreement of CPEX, enforceable against CPEX in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and, as to enforcement, to general equity principles.
     (c) Non-Contravention. Except as disclosed on Schedule 3.1(c) of CPEX’s Disclosure Schedule, neither the execution, delivery and performance by CPEX of this Agreement nor the performance of its obligations or the consummation of the transactions contemplated hereunder on the part of CPEX will, with or without the giving of notice or the lapse of time, or both, (i) conflict with, result in a breach, violation or default under or the termination of, or require the consent of any party to, or create in any party the right to accelerate, terminate, modify or cancel, any Contract relating to the CPEX Business or to a Transferred Asset; (ii) result in the creation or imposition of any Encumbrance upon any of the Transferred Assets pursuant to any provision of any Contract or other instrument to which CPEX is a party or by which it may be bound; (iii) violate any provision of the Charter Documents; (iv) violate any Law, Order or Permit; or (v) violate or conflict with any other material restriction to which CPEX is subject.
     (d) Title to and Condition of Assets; CPEX. Except as disclosed on Schedule 3.1(d) of CPEX’s Disclosure Schedule, CPEX is the true and lawful owner of all of the Transferred Assets free and clear of any and all Encumbrances except for (x) liens for Taxes not yet due and payable and (y) Encumbrances which do not individually or in the aggregate materially and adversely affect the ownership, use, value, marketability or operations of such Transferred Assets (“Permitted Encumbrances”). The Transferred Assets constitute all of the tangible and intangible property related to, used in, dedicated to, or otherwise necessary to the conduct of the CPEX Business (with the exception of the Excluded Patents). The transfer and assignment of the Transferred Assets will effectively convey to ICEX all of the assets, properties and rights that are owned by CPEX related to, used in, dedicated to, or otherwise necessary to the conduct of the CPEX Business as presently conducted (other than the Excluded Patents and the Interest). The material tangible Transferred Assets (A) have been maintained in accordance with normal industry practice, and (B) are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they presently are used. Schedule 3.1(d) of CPEX’s Disclosure Schedule contains a list of all real property in which it owns a fee simple, leasehold, or sub-leasehold interest which are included in the Transferred Assets (the “Real Property”).
     (e) Capital Structure of CPEX. Sprecher is the true and lawful owner of 92.5% of the CPEX Shares free and clear of any and all Encumbrances. P.L. Sprecher, Jr., Living Trust, Karen L. Sprecher and Jill A. Sprecher (such trust and individuals, together, the “Other Holders”) are, collectively, the holders of 7.5% of the CPEX Shares, in each case free and clear of any encumbrances. Each Other Holder pursuant, in each case, to an Agreement Granting Irrevocable Proxy dated January 18, 1999 (each, a “Proxy” and, together, the “Proxies”), has validly and irrevocably transferred all of its right to vote its or her respective CPEX Shares to Sprecher. Sprecher has the right, pursuant to his ownership of CPEX Shares and the Proxies, to cause CPEX to effect the transactions contemplated hereunder and to bind CPEX to the terms hereof without obtaining the consent of any Other Holder (other than the consents set forth in the Proxies). With the sole exception of the Warrant dated October 24, 1997 issued to (and held continuously since issuance by) InterCoast Energy Company, the CPEX Shares are the only securities that have been issued by CPEX and are outstanding on the date hereof.
     (f) Enforceable Obligation. Sprecher has the capacity, power and authority to enter into this Agreement and to perform his obligations hereunder. Sprecher’s execution and delivery of this Agreement has been duly authorized by all necessary action (including any consultation, approval or other action by or with the Other Holders and any other person). Such execution, delivery and compliance does not conflict with, or constitute a default under, any applicable Law, regulation or Order, or any agreement to which Sprecher is a party or by which Sprecher is bound, including the Proxies. This Agreement has been duly executed by Sprecher and constitutes a valid, legally binding and enforceable agreement of Sprecher enforceable against Sprecher in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and, as to enforcement, to general equity principles.
     (g) Certain Financial Information. CPEX has previously delivered to ICEX unaudited consolidated financial statements for the CPEX Business. Such financial statements include a balance sheet as of December 31, 1999 and include income statements and statements of cash flows for the twelve-month period ending December 31, 1999 (collectively the “Financial Statements”). Each of such Financial Statements fully and accurately set forth in all respects the financial condition and results of operations of the CPEX Business as of the respective date thereof and for the period referred to therein, and have been properly derived from the books and records of CPEX.
     (h) Business Conducted in Ordinary Course. Since October 24, 1997 the operations of the CPEX Business have been conducted in the ordinary course of business consistent with past practice and CPEX has not (i) transferred, sold or otherwise conveyed any assets of any type that would fall within the definition of Transferred Assets exceeding $100,000 in the aggregate; or (ii) mortgaged, pledged or subjected to any Encumbrance any Transferred Assets, or in any way created or consented to the creation of any title condition affecting any such assets.
     (i) Compliance with Laws; Permits. CPEX is in compliance with all Laws or Orders applicable to the CPEX Business, except for incidents of noncompliance which have not resulted in, and could not be considered reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect. CPEX holds, maintains in valid condition and complies with, all Permits that relate to the CPEX Business and the Transferred Assets and that are required in connection with the conduct, use, operation or ownership thereof, except for those Permits the failure of which to hold, maintain or comply with have not resulted in, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. No governmental proceeding is pending, or to the Knowledge of CPEX threatened, to cancel, amend, modify or fail to renew any such Permit, and no such action is likely to occur as a result of the consummation of the transactions contemplated by this Agreement.
     (j) Regulatory Approvals. No notices, reports or other filings are required to be made by CPEX with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by CPEX from any Governmental Authorities, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the failure of which to make or obtain any or all of which (i) is reasonably likely to be material to any part of the CPEX Business, (ii) could prevent, delay or burden the transactions contemplated by this Agreement or (iii) would subject CPEX, ICEX or any of their respective Affiliates to a Material Adverse Effect.
     (k) Litigation. There is no legal, judicial, administrative or other civil or criminal action, claim, proceeding or governmental investigation, U.S. or foreign (“Litigation”), pending or to the Knowledge of Sprecher and CPEX threatened or probable of assertion within less than one year (i) against CPEX which could reasonably be expected to have a Material Adverse Effect, or (ii) that challenges or reviews the execution, delivery or performance of this Agreement by CPEX or of the consummation of the transactions contemplated hereby, or (iii) that seeks to enjoin or obtain damages in respect of the consummation of any of the transactions contemplated hereby.
     (l) Intellectual Property.
     (i) Inventory. Schedule 3.1(l) of CPEX’s Disclosure Schedule sets forth a list (omitting for such purposes the Excluded Patents) of all Intellectual Property of CPEX (other than (A) trade secrets, know-how and goodwill attendant to the Intellectual Property and (B) other intellectual property rights not reducible to schedule form), true and complete copies of the embodiments of which have been delivered or made available to ICEX. To the Knowledge of Sprecher and CPEX, CPEX has all right, title and interest in all such Intellectual Property and all of the Intellectual Property is valid and in good standing, except to the extent lack of such right, title and interest in such Intellectual Property could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;
     (ii) Registrations. Except (x) as disclosed in Schedule 3.1(l) of CPEX’s Disclosure Schedule and (y) to the extent a failure to obtain a registration or make an application, or a restriction or default, could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of CPEX and Sprecher, (A) all registrations with and applications to governmental or regulatory authorities in respect of the Intellectual Property are valid and in full force and effect, (B) there are no material restrictions on the direct or indirect transfer of any license, or other Contract pursuant to which CPEX has been granted a right, to use the Intellectual Property, or any interest therein, held by CPEX in respect of the Intellectual Property, and

(C) CPEX is not in default (or with the giving of notice or lapse of time or both, will not be in default) in any material respect under any license, or any other Contract pursuant to which CPEX has been granted a right, to use the Intellectual Property;
     (iii) No Infringement. Except as disclosed in Schedule 3.1(l) of CPEX’s Disclosure Schedule, (A) to the best respective knowledge of CPEX and Sprecher, the use of the Intellectual Property in a manner consistent with applicable license rights and obligations does not infringe upon the rights of any other person and is not infringed upon by any other person or its property; and (B) neither CPEX nor Sprecher has received any notice of any claim of any other person relating to any of the Intellectual Property or any process or confidential information of CPEX, and neither CPEX nor Sprecher knows of any basis for any such charge or claim;
     (iv) No Documentation of Know-How. There is no documentation relating to any know-how included in the Intellectual Property in sufficient detail and content to identify or explain such know-how;
     (v) No Required Third Party Approvals. Except (x) as separately identified on Schedule 3.1(l) of CPEX’s Disclosure Schedule and (y) with respect to the Excluded Patents, no approval or consent of any person is needed so that ICEX may continue to use the Intellectual Property as used by CPEX prior to the Closing Date without obtaining any third party consents, but otherwise subject to compliance with applicable licenses; and
     (vi) Invention Assignment and Confidentiality Agreements. All employees of CPEX and all individuals retained as “independent contractors” of CPEX as of the date hereof who have any involvement in programming or creating CPEX’s Intellectual Property have executed Invention Assignment and Confidentiality Agreements in favor of CPEX and ICEX.
     (m) Entire Interest; All Assets. Except as disclosed on Schedule 3.1(m), the Transferred Assets include all property, assets and rights (including without limitation, all Intellectual Property) related to, used in, dedicated to, or otherwise necessary to the conduct of the CPEX Business as currently conducted and are adequate for such purpose.
     (n) Insider Interests. Except as disclosed on Schedule 3.1(n), no officer, director or shareholder of CPEX or any Affiliate of CPEX (including but not limited to Sprecher), and no Affiliate of such officer, director or shareholder or organization, entity or group controlled by such officer, director or shareholder or Affiliate has any interest in any property real, personal or mixed, tangible or intangible, used in or pertaining to the CPEX Business, except as an employee, director or shareholder thereof.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ICEX
     4.1. ICEX hereby represents and warrants to CPEX and Sprecher as follows:
     (a) Organization and Qualification of ICEX. ICEX is a limited liability company duly organized and validly existing under the Laws of Delaware.
     (b) Authorization of Agreement. ICEX has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated on its part hereby. The execution, delivery and performance by ICEX of this Agreement and the consummation by ICEX of the transactions contemplated on its part hereby have been duly authorized by all necessary company proceedings. This Agreement has been duly and validly executed and delivered by ICEX and constitutes a valid and binding agreement of ICEX, enforceable against ICEX in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and, as to enforcement, to general equity principles.
     (c) Non-Contravention. Neither the execution, delivery and performance by ICEX of this Agreement, nor the consummation on the part of ICEX of the transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of the LLC Agreement, or (ii) violate any material Law, Order or Permit to which ICEX or any of its Members (other than CPEX) is subject, that in any of the foregoing instances could reasonably be expected to have a Material Adverse Effect.
     (d) Filings, Consents. No notices, reports or other filings are required to be made by ICEX or its Affiliates with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by ICEX or its Members (other than CPEX) from any governmental or regulatory authorities, U.S. or foreign, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the failure of which to make or obtain any or all of which (x) is reasonably likely to have a Material Adverse Effect, or (y) could prevent, delay or burden the transactions contemplated by this Agreement.
ARTICLE V.
COVENANTS
     5.1. Appropriate Action; Approvals. (a) CPEX and Sprecher agree to take, or cause to be taken, all further actions and to do, or cause to be done, all further things reasonably necessary, proper or advisable to perfect and protect ICEX’s interest in the Transferred Assets (including but not limited to the Intellectual Property).

     (b) Without limiting the generality of the foregoing, CPEX and Sprecher each hereby covenants and binds itself and himself and its and his respective successors, assigns and legal representatives to cooperate fully and promptly with ICEX and to do all acts necessary or requested to be done by ICEX in order to evidence, establish, apply for, perfect, procure, register, record, maintain, enforce and/or defend ICEX’s rights in the Intellectual Property and in connection with all proceedings before the United States Patent and Trademark Office (the “PTO”), the United States Copyright Office (the “Copyright Office”) and all equivalent offices and government agencies in foreign countries (“Foreign Offices”) without additional consideration from ICEX but at ICEX’s reasonable expense, including, without limitation, (i) to execute and deliver to ICEX any and all lawful application documents including, without limitation, petitions, specifications, oaths, assignments, disclaimers and legal affidavits in form and substance as may be requested by ICEX; (ii) to communicate to ICEX all facts known to it or him, as the case may be, related to any Intellectual Property; (iii) to furnish ICEX with all information, documents, materials or records of any kind (whether or not in electronic or any other form and regardless of the medium or form of storage) in its or his, as the case may be, control which may be useful for establishing the facts of authorship, creation, conception, disclosure and reduction to practice and the like; (iv) to testify in, and assist ICEX in its preparation for and/or defense in connection with, all legal, administrative and other proceedings (including without limitation proceedings in connection with any application, reissue application and any reexamination, interference or other proceeding before the PTO, the Copyright Office and/or any Foreign Offices); (v) to sign, execute and deliver all assignments, instruments and all other lawful papers, when called upon to do so, that may be necessary or desirable to ICEX in connection with the foregoing. Each of CPEX and Sprecher hereby appoints ICEX (and its duly authorized officers and agents) as its or his, as applicable, agent and attorney-in-fact to act for and on its or his, as the case may be, behalf in connection with the foregoing, which appointment is irrevocable and coupled with an interest. Each of CPEX and Sprecher (and each of its or his respective successors, assigns and legal representatives) shall discharge its or his, as the case may be, obligations under this Section 5.1(b) promptly but in any event within such time as is required to enable ICEX to timely preserve or assert its rights in connection with the protection of ICEX’s rights in the Intellectual Property. The rights provided to ICEX in this Section 5.1 are cumulative of any rights of ICEX provided in this Agreement.
     (c) To the extent ICEX requires technical assistance in connection with its use of the Intellectual Property, CPEX will provide all personnel necessary to sufficiently and adequately assist ICEX.
     5.2. No Issuance or Transfer of Securities. CPEX and Sprecher jointly covenant and agree that (i) CPEX shall not issue securities of any type or enter into any agreement to issue securities of any type and (ii) Sprecher shall not sell, transfer, convey, pledge, hypothecate or otherwise alienate his interest in any CPEX Shares, in either case without the prior written consent of ICEX for so long as CPEX (or any affiliated transferee of CPEX’s membership interest in ICEX) is a member of ICEX. The foregoing covenant shall not apply to sales, transfers or conveyances of CPEX Shares to any immediate family member of Sprecher or any charitable organization to which such

CPEX Shares are contributed, provided that any such transfers do not, either individually or in the aggregate (i) violate the securities laws of any jurisdiction or (ii) result in a change in the control of CPEX or in the right to direct the disposition or voting of 50% or more of the CPEX Shares.
     5.3. Notification of Certain Matters. Each of ICEX and CPEX shall give prompt notice to the other of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material breach of any of its representations, warranties, covenants or agreements contained herein.
ARTICLE VI.
CPEX PUT
     6.1. CPEX Put.
     (a) Upon the expiration or other termination of the Employment Agreement between ICEX and Sprecher, for any reason whatsoever, CPEX shall have the right, exercisable at any time within six months after the Date of Termination (as defined in the Employment Agreement), to require ICEX to purchase all, but not less than all of the CPEX Interest for an amount equal to the greater of (x) the Fair Market Value of the CPEX Interest or (y) the Minimum Amount (such right, the “CPEX Put”).
     (b) If CPEX exercises the CPEX Put, ICEX shall purchase the CPEX Interest and shall pay the purchase price thereof in cash within 30 days of receiving a written demand therefor; provided, that, if, in the reasonable judgment of the Board of Managers (or Directors, should ICEX reorganize as a corporation) of ICEX, ICEX has insufficient cash on hand to pay the full amount due under this Section 6.1, ICEX may, at its option, defer payment for one year of any amount owed in excess of the Minimum Amount and instead issue to CPEX a promissory note for such excess amount bearing interest at the rate of six month LIBOR plus 1%.
     (c) If the equity securities of ICEX (which for purposes of Sections 6.1 and 6.2 shall be deemed to include any corporation succeeding to ICEX) are not publicly traded on the Date of Termination, Sprecher shall, at any time prior to the first to occur of (x) the Exercise Date and (y) the date that is six months after the Date of Termination, upon reasonable request made from time to time, be provided with reasonable access to information about the current intentions of ICEX with respect to an initial public offering of its equity securities, which right shall include the right to receive full and forthright answers to reasonable inquiries directed to the Board of Managers of ICEX and, as appropriate, its advisors, and the right to receive the most recent draft (if any) of the IPO Plan (as such term is defined in the LLC Agreement) of ICEX, subject to the right of ICEX to require Sprecher to enter into such confidentiality undertakings as are commercially reasonable under the circumstances.

     (d) As used in this Article VI, the following terms have the following meanings:
     (i) “CPEX Interest” means the Interest (including, for purposes of this Article VI, all shares or other securities or interests in ICEX or any successor which may be granted or exchanged in respect of the Interest), less any portion of the Interest held by CPEX subject to an option on the part of, or otherwise held for the benefit of, any persons who were employees of CPEX prior to May 1, 2000.
     (ii) The “Fair Market Value” of the CPEX Interest means (i) subject to clause (iii) of this definition, if the equity securities of ICEX are not publicly traded on the date on which the CPEX Put is exercised, the fair market value of the CPEX Interest as determined by a nationally recognized investment banking firm selected by mutual agreement of ICEX and CPEX, the cost of which shall be borne by ICEX; provided, that, if the parties are unable to agree on a firm, such determination will be made in accordance with the arbitration procedure set forth in Section 16.12 of the LLC Agreement; and provided, further, that the fair market value shall represent the price that a willing buyer would pay for the CPEX Interest (without giving effect to any liquidity discount), (ii) if the equity securities of ICEX are publicly traded on the date on which the CPEX Put is exercised, the average of the bid prices for the publicly traded equity securities of ICEX at the close of trading on the primary exchange or interdealer quotation system on which ICEX’s equity securities are traded (or, if none, at 4:30 p.m., New York City time) on each of the twenty trading days immediately preceding the date on which the CPEX Put is exercised (the “Exercise Date”) and (iii) if Sprecher terminates his employment prior to January 1, 2001, the Minimum Amount.
     (iii) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form that permits significant incorporation by reference to a company’s filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     (iv) “Minimum Amount” means $5 million, provided that if Sprecher is terminated for Cause (as such term is defined in the Employment Agreement between Sprecher and ICEX), or if Sprecher terminates the Employment Agreement without Good Reason (as defined in the Employment Agreement), then the Minimum Amount shall be $4 million.
     (v) “SEC” means the Securities and Exchange Commission.
     (vi) “Securities Act” means the Securities Act of 1933, as amended.

     6.2. If CPEX does not elect to exercise the CPEX Put the terms of Sections 6.2, 6.3 and 6.4 shall apply.
     (a) In the event that ICEX proposes to register any equity securities of ICEX under the Securities Act in connection with the Initial Public Offering (as defined in the LLC Agreement) of ICEX, ICEX shall, promptly after its formulation of an IPO Plan (as defined in the LLC Agreement), provide CPEX written notice of such proposed registration. If requested in writing by CPEX no later than twenty (20) days after its receipt of the notice of ICEX specified in the preceding sentence, ICEX shall include in its initial registration statement on Form S-1 (or successor form if applicable) all of the CPEX Interest that CPEX has requested to be registered in such proposed public offering, subject to underwriter cutbacks on a pro rata basis with respect to the inclusion in such registration of securities other than primary securities.
     (b) If any of the CPEX Interest is not registered in connection with the Initial Public Offering of ICEX, as provided in Paragraph (a) above, then at such time as ICEX has qualified for the use of Form S-3, CPEX shall have the right to demand in writing on no more than two occasions that ICEX effect a registration on Form S-3 of that portion of the unregistered CPEX Interest requested by CPEX; provided, that ICEX shall not be obligated to effect any such registration (i) for any portion of the CPEX Interest having an anticipated aggregate offering price of less than $1,000,000; (ii) if Form S-3 is not available for such offering; or (iii) if ICEX has, within the six (6) month period preceding the date of such request, (x) effected its Initial Public Offering or (y) effected a registration on Form S-3.
     (c) ICEX may delay the filing or effectiveness of any registration statement requested to be filed pursuant to paragraph (b) above for a period of up to 120 days after the date of a request for registration if (i) at the time of such request ICEX is engaged, or intends to engage within sixty (60) days of the time of such request, in an underwritten public offering of its securities; (ii) ICEX determines in good faith that (A) it is in possession of material, non-public information concerning an acquisition, merger, recapitalization, consolidation, reorganization or other material transaction by or of ICEX or concerning pending or threatened litigation and (B) disclosure of such information would jeopardize any such transaction or litigation or otherwise materially harm ICEX; or (iii) the Board of Managers (or, if applicable, the Directors) of ICEX determines in its good faith judgment that it would otherwise be seriously detrimental to ICEX and its equity holders for such registration statement to be filed and it is therefore prudent to defer the filing of such registration statement; provided, however, that ICEX may not exercise such deferral right pursuant to this subclause (iii) more than twice in any twelve (12) month-period.
     (d) The rights conferred on CPEX pursuant to Section 6.2(b) shall terminate and be of no further force or effect upon the first to occur of (i) the CPEX Interest having become eligible for resale in reliance on Rule 144(k) under the Securities Act or (ii) such time as CPEX no longer holds any portion of the unregistered CPEX Interest.

     6.3. Whenever required under Section 6.2(b) to effect the registration of the CPEX Interest, ICEX shall use its commercially reasonable efforts to:
     (a) prepare and file with the SEC within 120 days a registration statement with respect to the CPEX Interest and as expeditiously as reasonably possible cause such registration statement to become effective, and, upon the request of CPEX, keep such registration statement effective for up to ninety (90) days (or sooner if all securities covered by such registration statement have been earlier sold).
     (b) as expeditiously as reasonably possible prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for such period of time as the registration statement remains effective.
     (c) furnish to CPEX such numbers of copies of a prospectus including a preliminary prospectus in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the CPEX Interest.
     (d) use its best efforts to register and qualify the securities covered by such registration statement under the securities or Blue Sky laws of such state jurisdictions as shall be reasonably requested by CPEX; provided, however, that ICEX shall not be required to consent to general service of process for all purposes or qualify as a foreign corporation in any jurisdiction where it is not then qualified, or to register or qualify the CPEX Interest in any jurisdiction which would require ICEX to amend its constituent documents or covenant or undertake to do any other act or make any other change regarding its capitalization or equity ownership.
     (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.
     (f) during the period of time that such registration statement remains effective, notify CPEX as expeditiously as reasonably possible at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances in which they were made, not misleading.
     (g) cause the CPEX Interest to be listed on the securities exchange or interdealer quotation system on which similar securities issued by ICEX then primarily trade; provided that ICEX then meets or is reasonably capable of meeting the eligibility requirements for such exchange or system.

     (h) provide a transfer agent and registrar for the CPEX Interest registered pursuant hereunder and a CUSIP number therefor, in each case not later than the effective date of such registration.
     (i) pay (so far as is lawful) all expenses incurred in connection with registrations, filings or qualifications pursuant to Section 6.2(a) or (b), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for ICEX; provided, however, that under all circumstances all underwriting discounts, income and transfer taxes, selling commissions and legal fees and expenses of counsel to CPEX shall not be borne by ICEX but shall be borne solely by CPEX.
     6.4. ICEX shall not be obligated to effect the registration of the CPEX Interest unless CPEX consents and adheres to customary conditions of a reasonable nature that are imposed by ICEX, including but not limited to, the following:
     (a) conditions prohibiting the sale of the CPEX Interest by CPEX until the registration is effective;
     (b) conditions requiring CPEX to comply with all provisions of the Securities Act and the Exchange Act of 1934, as amended, including, but not limited to, the prospectus delivery requirements of the Securities Act, and to furnish ICEX with information about sales made in the public offering;
     (c) conditions prohibiting CPEX from effecting sales upon receipt of notice from ICEX that ICEX is required to correct or update the registration statement, until such time as ICEX has completed the necessary correction or updating; and
     (d) conditions requiring CPEX to provide ICEX on a timely basis with such information and materials as ICEX may reasonably request in order to effect the applicable registration.
     (e) in the event of any underwritten public offering, conditions requiring CPEX to enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.
ARTICLE VII.
MISCELLANEOUS
     7.1. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by hand, by facsimile, or by a recognized overnight courier service providing confirmation of delivery, addressed as follows:

(a)	to ICEX: IntercontinentalExchange, LLC 2100 RiverEdge Parkway Fourth Floor Atlanta, Georgia 30328 Fax: (770) 951-5481 Attn: Members of the Board of Managers

(b)	to CPEX:

Continental Power Exchange, Inc.
c/o Jeffrey C. Sprecher
IntercontinentalExchange, LLC
2100 RiverEdge Parkway
Fourth Floor
Atlanta, Georgia 30328
Fax: (770) 951-5481

to Sprecher:
Jeffrey C. Sprecher
IntercontinentalExchange, LLC
2100 RiverEdge Parkway
Fourth Floor
Atlanta, Georgia 30328
Fax: (770) 951-5481
All notices given pursuant to this Section 7.1 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, when transmitted to the applicable number so specified in (or pursuant to) this Section 7.1 and an appropriate answerback is received or (iii) if delivered by overnight courier, on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee). Any party from time to time may change its address, facsimile number or other information for purposes of notices to that party by giving notice specifying such change to the other parties hereto.
     7.2. Headings and Captions. All headings and captions contained in this Agreement are inserted for convenience only and shall not be deemed a part of this Agreement.
     7.3. Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

     7.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.
     7.5. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.
     7.6. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon CPEX and ICEX and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than CPEX and ICEX and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     7.7. Assignability. This Agreement shall not be transferable or assignable, nor shall any obligations hereunder be delegable, by CPEX or ICEX, without the prior written consent of the other parties. Any such purported transfer, assignment or delegation without the prior written consent of such other parties shall be null and void.
     7.8. Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by Sprecher, CPEX and ICEX.
     7.9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. If a provision of this Agreement is held to be invalid and the rest of this Agreement is not invalidated, each party shall use all reasonable efforts to effect as far as practicable and valid under applicable law a new provision to achieve the purpose of such invalidated provision.
     7.10. Expenses. Without prejudice to its ability to recover for any losses, damages or liabilities relating to any dispute, controversy or claim arising out of or relating to this Agreement, each of CPEX and ICEX shall pay its own expenses in connection with this Agreement and any amendments, consents or waivers (whether or not the same become effective) under or in respect of this Agreement.
     7.11. Further Assurances. Each of CPEX and ICEX will use all reasonable efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. Each party shall deliver such further documents and take such other actions as may be necessary or appropriate to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

     7.12. Remedies. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.
     7.13. Survival of Representations and Warranties. The representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing.
     7.14. Entire Agreement. This Agreement together with all Exhibits and Schedules to this Agreement supersede all prior agreements among the parties with respect to the subject matter hereof and contain the entire Agreement among the parties with respect to such subject matter.
     7.15. Jurisdiction and Venue. Exclusive jurisdiction and venue for any dispute, claims or controversies between or among the parties hereto arising out of or relating to this Agreement, shall be with any state or federal court sitting in the Borough of Manhattan, City of New York.
ARTICLE VIII.
DEFINITIONS
     8.1. Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings given to them below:
     (a) “Affiliate” means, with reference to any entity, any other entity that, through ownership of a majority of voting stock (or other equity ownership interests), directly or indirectly controls or is controlled by, or is under common control with, the entity to which reference is made.
     (b) “Agreement” means this Contribution and Asset Transfer Agreement, including the attached Annexes and Schedules, CPEX’s Disclosure Schedule, and the various agreements, certificates and instruments to be entered into prior to or at Closing as contemplated in this Agreement, as amended by any instrument executed by both parties hereto at the time of reference.
     (c) “Charter Documents” means, with respect to CPEX, its (i) articles or certificate of incorporation or similar document, and (ii) bylaws, operating agreement, or similar document.
     (d) “Closing” and “Closing Date” has the meaning provided in the LLC Agreement.
     (e) “Contracts” includes all contracts, agreements, arrangements, understandings, leases, subleases, licenses, sublicenses, indentures, mortgages, instruments of indebtedness and commitments, written or oral, to which the person to whom reference is made is a party or by which such person is bound or by which such person or any of its properties may be bound or affected, that relates to the Business, the Transferred Assets.
     (f) “CPEX Business” means the development of the tangible and intangible infrastructure and know-how which, when the steps and measures identified in that certain report of Andersen Consulting entitled “Continental Power Exchange Technical Due Diligence Version 1.0” (the “Report”) have been undertaken, will achieve (subject to the qualifications set forth in the Report) the operation of an electronic facility for the trading of commodities and over-the-counter derivatives on such commodities, as contemplated on the date hereof by the business plan of ICEX.
     (g) “CPEX Shares” means shares of the common stock of CPEX, par value $.01.
     (h) “Employment Agreement” means the Employment Agreement between ICEX and Sprecher, dated the Closing Date.
     (i) “Encumbrance” means any mortgage, security interest, retention of title, pledge, lease, sublease, judgment, notice of violation, notice of potential responsibility, lien, option, claim, assessment, charge or other encumbrance, or liability of any kind whatsoever, other than mechanics’, carriers’, workers’, repairers’, suppliers’, and other similar liens, relating to, arising on the assets of or incurred by CPEX in the ordinary course of business, which do not and could not in the aggregate have a Material Adverse Effect.
     (j) “Excluded Patents” means the Pending Patent Applications, as defined in the Patent Assignment Agreement between CPEX and MHC Investment Company, dated May ___, 2000.
     (k) “Governmental Authority” means any court or any governmental or other administrative or regulatory authority, department, ministry, agency or commission, domestic or foreign.
     (l) “GS Interim Facility Agreement” means that certain Advance Facility/Security Agreement, dated May 1, 2000 between CPEX and GS.
     (m) “GS Interim Note” means that certain promissory note by CPEX in favor of GS dated May 2, 2000 pursuant to the GS Interim Facility Agreement.
     (n) “GS” mean Goldman, Sachs &Co.
     (o) “Indebtedness” means all indebtedness other than indebtedness for trade payables incurred in the ordinary course of business consistent with past practice, and otherwise in accordance with the terms of this Agreement.
     (p) “Intellectual Property” means all intellectual property rights used or held for use in the conduct of the CPEX Business (including, without limitation,

CPEX’s goodwill therein) and all rights, privileges, claims, causes of action and options relating or pertaining to the CPEX Business or its assets or properties, including, without limitation, all patents and patent rights, inventions, know-how, trade secrets, secret formulas, business and marketing plans, computer software (including source codes) and related documentation, copyrights and copyright rights, mask works, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service name and service name rights, domain names and all other names and slogans, and all pending applications for and registrations of patents, trademarks, service marks and copyrights used by CPEX in connection with the CPEX Business, and all licenses, contracts and/or agreements relating to any and all of the foregoing, provided that the Intellectual Property shall not include the Excluded Patents.
     (q) “Interest” means the membership interest in ICEX held by CPEX on the date hereof.
     (r) “Knowledge” means, with respect to any party, to the best of such party’s knowledge after due inquiry.
     (s) “Law” includes any federal, state, local or other law or governmental requirement of any kind, domestic or foreign, whether legislatively, judicially or administratively promulgated, and any rules, regulations and interpretations promulgated thereunder.
     (t) “Liabilities” includes all liabilities and obligations of any nature or kind (including pursuant to guarantees or suretyships), whether primary, secondary, contingent or otherwise.
     (u) “LLC Agreement” means the First Amended and Restated Limited Liability Company Operating Agreement of ICEX, dated as of the date hereof.
     (v) “Material Adverse Effect” means, when used in connection with the CPEX Business, any change, effect, event, occurrence or state of facts that is or could be materially adverse to the CPEX Business or to the properties (including intangible assets), financial condition or results of operations of the CPEX Business or on the ability of CPEX to consummate the transactions contemplated by, or to perform their respective obligations under, this Agreement. For purposes of this Agreement, the term “Material Adverse Effect” shall include any change, effect, event, occurrence or state of facts that would or could result in a change of $100,000 or more in the value of the CPEX Business or in the annual operating income of the CPEX Business before interest, taxes and amortization.
     (w) “MS means Morgan Stanley Capital Group.
     (x) “MS Interim Facility Agreement” means that certain Advance Facility/Security Agreement, dated April 7, 2000 between CPEX and MS.
     (y) “MS Interim Note” means that certain promissory note by CPEX in favor of MS dated April 7, 2000 pursuant to the MS Interim Facility Agreement.

     (z) “Order” includes any judgment, order, direction, decree, stipulation, injunction, charge or other restriction of any Governmental Entity.
     (aa) “Permit” includes any approval, authorization, certificate of convenience and necessity, qualification, consent, franchise, license, security clearance, easement, order or other permit issued or granted by any Governmental Entity.
     (bb) “Real Property” has the meaning provided in Section 3.1(d).
     (cc) “Taxes” shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, value added or VAT taxes, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which CPEX required to pay, withhold or collect.
     (dd) “Termination Agreement” means that certain Termination Agreement, dated as of the date hereof, among InterCoast Energy Company, CPEX and Sprecher.
     (ee) “Transferred Assets” means all of the properties, assets and rights of CPEX, with the exception of the Excluded Patents and the Interest, which Transferred Assets include but are not limited to those items listed in each of clauses (i) — (vii) below:
     (i) CPEX’s interests (freehold, leasehold and sub-leasehold) in all Real Property together with all related certificates of occupancy, permits, plans, specifications, surveys, inspection reports, site inspections and related books and records as set forth in Schedule 3.1(d) to this Agreement;
     (ii) CPEX’s interests (leasehold and otherwise) in fixed machinery and equipment, other fixtures and fittings, moveable plant and equipment, furniture and fixtures and other items of personal property;
     (iii) CPEX’s rights, title and interests in and to the Intellectual Property;
     (iv) CPEX’s rights under existing Contracts (other than the LLC Agreement and the Interim LLC Agreement);

     (v) all books and records relating to the CPEX Business;
     (vi) all goodwill and going concern value of the CPEX Business; and
     (vii) all other assets, tangible and intangible, real, personal and mixed, whether currently in use or idle, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, that are related to or dedicated to the CPEX Business as the same shall exist on the Closing Date.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have hereto set their hands as of the day and year first written above.

INTERCONTINENTALEXCHANGE, LLC

By:	/s/ Jeffrey C. Sprecher

Name:	Jeffrey C. Sprecher
Title:	Chief Executive Officer

CONTINENTAL POWER EXCHANGE, INC.

By:	/s/ Jeffrey C. Sprecher

Name:	Jeffrey C. Sprecher
Title:	President

/s/ Jeffrey C. Sprecher

Jeffrey C. Sprecher